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                                                                    Exhibit 21.1

                     LIST OF SUBSIDIARIES OF NETGENICS, INC.

         The following is a list of the subsidiaries of NetGenics, Inc., a Delaware corporation (the "Corporation"). The equity interests of each entity listed below are wholly owned by the Corporation.

NAME OF CORPORATION                       JURISDICTION OF ORGANIZATION

NetGenics UK, Ltd.                        United Kingdom
NetGenics International, Ltd.             Ohio